Exhibit 99.1

2011-13
Contact:                       Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON SECOND QUARTER EARNINGS PER SHARE $0.66, EXCLUDING CHARGES OF $0.07 PER SHARE

•	Earnings total $0.59 per share, including charges, versus $0.52, including charges, in second quarter of 2010
•	Orders $2.4 billion, up $1.0 billion from a year ago, backlog grows to $5.5 billion
•	Full-year 2011 earnings guidance raised, new range between $2.55 to $2.65 per share

HOUSTON (July 28, 2011) -- Cameron (NYSE: CAM) reported net income of $148.0 million, or $0.59 per diluted share, for the quarter ended June 30, 2011, compared with net income of $129.2 million, or $0.52 per diluted share, for the second quarter of 2010.  The second quarter 2011 results include pre-tax charges of $20.1 million, or $0.07 per share, primarily related to litigation and restructuring costs.  The second quarter 2010 results included pre-tax charges of $18.4 million, or $0.06 per diluted share, related to the continued integration of the NATCO Group Inc. acquisition, as well as litigation and severance costs.
Year-over-year revenues increase in every segment
Revenues were $1.74 billion for the quarter, up 19.9 percent from $1.45 billion a year ago, and income before income taxes was $187.4 million. Cameron Chairman and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increase was due to gains in all three of the Company’s segments, with the Drilling & Production Systems (DPS) and Valves & Measurement (V&M) segments seeing double digit revenue gains.  He noted that EBITDA margins were in line with the Company’s expectations for the quarter.  “DPS margins sequentially reflected a higher level of subsea revenues which moderated the segment’s overall margins; V&M margins showed a solid recovery year-over-year and sequentially; and margins in the PCS business are up from the first quarter,” Moore said.

Orders increase 72%– quarterly records set for several businesses
Total orders were $2.39 billion for the quarter, up from $1.39 billion in the second quarter of 2010, for an increase of 72%.  Moore noted that this was the second highest orders quarter in Cameron’s history.  Record bookings were established for the drilling, engineered and process valves and the process businesses.  Notable were nine deepwater stack and five jackup awards for the drilling business. Drilling and surface also saw their largest quarterly aftermarket orders in Cameron’s history. Subsea saw its second highest quarterly orders since 2009. The process business also received two large awards for MEG reclamation units to support deepwater developments.
Cameron’s backlog at the end of the second quarter was $5.52 billion, up from the first quarter level of $4.89 billion and up from $4.92 billion a year ago.  Moore noted that V&M and PCS increased backlog over the past year with V&M gaining more than 61 percent from year-ago levels, and PCS up 24 percent.

Capital investment continues, balance sheet strong
Cameron’s operations generated cash of $101.4 million during the second quarter. Moore said cash flow from operations should accelerate in the back half of the year as Cameron’s working capital needs moderate. Moore also noted that Cameron spent approximately $134.3 million in capital expenditures in the first half. “We now expect capital spending to approximate $300 million for 2011”, Moore said, “as we focus on investments in our aftermarket and unconventional resource related businesses, as well as our Brazilian capacity expansion”. Moore noted that the Company called its 2.5% convertible debentures during the second quarter and the cash repurchase should be completed during the third quarter. He said that this would result in a 5.2 million share reduction from the first quarter of 2011.
Moore said that as of June 30, 2011, Cameron’s $2.04 billion of cash and cash equivalents exceeded its total debt by approximately $89 million.

Full-year earnings guidance raised
Moore said Cameron’s third quarter earnings are expected to be in the range of $0.70 to $0.75 per share, and the Company anticipates full-year 2011 earnings, excluding charges, will be in the range of $2.55 to $2.65 per share, compared with the previous expectation of $2.50 to $2.60.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future cash flows, costs, margins, free cash flow and earnings of the Company (including third quarter and full-year 2011 earnings per share estimates), as well as expectations regarding cash and capital needs, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Drilling & Production Systems(1)	$1,002.7	$836.4	$1,868.3	$1,656.1
Valves & Measurement	426.5	325.3	766.4	624.4
Process & Compression Systems(1)	311.9	291.0	607.6	518.9
Total revenues	1,741.1	1,452.7	3,242.3	2,799.4

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,213.4	984.7	2,271.2	1,898.8
Selling and administrative expenses	250.5	205.0	480.3	401.7
Depreciation and amortization	47.6	52.9	92.4	101.0
Interest, net	22.1	19.4	42.2	36.4
Other costs	20.1	18.4	29.0	28.7
Total costs and expenses	1,553.7	1,280.4	2,915.1	2,466.6

Income before income taxes	187.4	172.3	327.2	332.8
Income tax provision	(39.4)	(43.1)	(69.6)	(83.2)
Net income	$148.0	$129.2	$257.6	$249.6

Earnings per common share:
Basic	$0.60	$0.53	$1.05	$1.02
Diluted	$0.59	$0.52	$1.03	$1.01

Shares used in computing earnings per common share:
Basic	245.0	242.9	244.8	243.6
Diluted	249.9	246.4	251.1	247.7

EBITDA:
Drilling & Production Systems(1)	$187.3	$168.1	$327.8	$347.1
Valves & Measurement	85.6	56.2	150.8	115.4
Process & Compression Systems (1)	43.3	56.1	82.1	84.3
Corporate and other(2)	(59.1)	(35.8)	(98.9)	(76.6)
Total	$257.1	$244.6	$461.8	$470.2

(1)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

(2)
Corporate EBITDA amounts include $20.1 million and $29.0 million of other costs for the three- and six-month periods ended June 30, 2011; and $18.4 million and $28.7 million for the three- and six-month periods ended June 30, 2010.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets:
Cash and cash equivalents	$2,043.1	$1,832.5
Receivables, net	1,287.8	1,056.1
Inventories, net	2,108.0	1,779.3
Other	268.5	265.0
Total current assets	5,707.4	4,932.9

Plant and equipment, net	1,342.4	1,247.8
Goodwill	1,531.3	1,475.8
Other assets	345.9	348.6
Total Assets	$8,927.0	$8,005.1

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$431.0	$519.9
Accounts payable and accrued liabilities	1,928.4	2,016.0
Accrued income taxes	23.8	38.0
Total current liabilities	2,383.2	2,573.9

Long-term debt	1,523.6	772.9
Deferred income taxes	85.5	95.7
Other long-term liabilities	193.2	170.2
Total liabilities	4,185.5	3,612.7

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at June 30, 2011 and December 31, 2010	2.6	2.6
Capital in excess of par value	2,215.2	2,259.3
Retained earnings	3,105.9	2,848.3
Accumulated other elements of comprehensive income (loss)	77.9	(27.1)
Less: Treasury stock, 18,045,968 shares at June 30, 2011 (19,197,642 shares at December 31, 2010)	(660.1)	(690.7)
Total stockholders’ equity	4,741.5	4,392.4

Total Liabilities and Stockholders’ Equity	$8,927.0	$8,005.1

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	148.0	129.2	257.6	249.6
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	37.6	37.6	72.2	71.4
Amortization	10.0	15.3	20.2	29.6
Non-cash stock compensation expense	9.4	6.4	17.5	18.5
Deferred income taxes and tax benefit of employee stock compensation plan transactions	(31.8)	12.9	(13.0)	7.5
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(169.5)	(39.8)	(201.2)	20.1
Inventories	(111.5)	(21.9)	(285.0)	(65.9)
Accounts payable and accrued liabilities	115.9	(139.8)	(133.4)	(367.5)
Other assets and liabilities, net	93.3	(39.6)	39.8	(118.7)
Net cash provided by (used for) operating activities	101.4	(39.7)	(225.3)	(155.4)
Cash flows from investing activities:
Capital expenditures	(72.4)	(38.2)	(134.3)	(68.1)
Acquisitions, net of cash acquired	(14.9)	(13.0)	(42.5)	(40.9)
Proceeds from sale of plant and equipment	3.2	4.7	9.9	7.6
Net cash used for investing activities	(84.1)	(46.5)	(166.9)	(101.4)
Cash flows from financing activities:
Short-term loan borrowings (repayments), net	33.5	(2.1)	31.5	(18.7)
Issuance of senior debt	747.8	–	747.8	–
Debt issuance costs	(4.7)	–	(4.7)	–
Redemption of convertible debentures	(181.2)	–	(181.2)	–
Premium for purchased call options	(21.9)	–	(21.9)	–
Purchase of treasury stock	–	(84.1)	–	(123.9)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	0.9	(5.7)	16.6	(12.2)
Excess tax benefits from employee stock compensation plan transactions	0.1	1.5	4.8	5.4
Principal payments on capital leases	(2.0)	(1.7)	(3.8)	(3.3)
Net cash provided by (used for) financing activities	572.5	(92.1)	589.1	(152.7)
Effect of translation on cash	3.7	(12.2)	13.7	(23.0)
Increase (decrease) in cash and cash equivalents	593.5	(190.5)	210.6	(432.5)
Cash and cash equivalents, beginning of period	1,449.6	1,619.0	1,832.5	1,861.0
Cash and cash equivalents, end of period	2,043.1	1,428.5	2,043.1	1,428.5

Cameron
Orders and Backlog ($ millions)

Orders

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Drilling & Production Systems(1)	$1,442.7	$782.6	$2,261.0	$1,316.5
Valves & Measurement	526.5	339.1	953.9	740.2
Process & Compression Systems(1)	418.1	267.4	694.8	543.3
Total	$2,387.3	$1,389.1	$3,909.7	$2,600.0

Backlog

	June 30, 2011	December 31, 2010	June 30, 2010

Drilling & Production Systems(1)	$3,628.3	$3,195.9	$3,583.8
Valves & Measurement	1,016.2	833.8	630.8
Process & Compression Systems(1)	875.1	787.4	707.0
Total	$5,519.6	$4,817.1	$4,921.6

(1)           Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate		Total
Income (loss) before income taxes	$161.4	$75.5	$34.0	$(83.5	) (1)	$187.4
Depreciation & amortization	25.9	10.1	9.3	2.3		47.6
Interest, net	–	–	–	22.1		22.1
EBITDA	$187.3	$85.6	$43.3	$(59.1	) (1)	$257.1

(1)	Corporate loss before income taxes and EBITDA amounts include $20.1 million of other costs.

	Three Months Ended June 30, 2010
	Drilling & Production Systems(2)	Valves & Measurement	Process & Compression Systems(2)	Corporate		Total
Income (loss) before income taxes	$145.4	$45.3	$39.5	$(57.9	) (3)	$172.3
Depreciation & amortization	22.7	10.9	16.6	2.7		52.9
Interest, net	–	–	–	19.4		19.4
EBITDA	$168.1	$56.2	$56.1	$(35.8	) (3)	$244.6

(2)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

(3)	Corporate loss before income taxes and EBITDA amounts include $18.4 million of other costs.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate		Total
Income (loss) before income taxes	$277.6	$130.7	$64.5	$(145.6	) (1)	$327.2
Depreciation & amortization	50.2	20.1	17.6	4.5		92.4
Interest, net	–	–	–	42.2		42.2
EBITDA	$327.8	$150.8	$82.1	$(98.9	) (1)	$461.8

(1)	Corporate loss before income taxes and EBITDA amounts include $29.0 million of other costs.

	Six Months Ended June 30, 2010
	Drilling & Production Systems(2)	Valves & Measurement	Process & Compression Systems(2)	Corporate		Total
Income (loss) before income taxes	$302.0	$94.3	$54.9	$(118.4	) (3)	$332.8
Depreciation & amortization	45.1	21.1	29.4	5.4		101.0
Interest, net	–	–	–	36.4		36.4
EBITDA	$347.1	$115.4	$84.3	$(76.6	) (3)	$470.2

(2)	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

(3)	Corporate loss before income taxes and EBITDA amounts include $28.7 million of other costs.